EXHIBITS 5.1 & 23.1
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               [LETTERHEAD OF HOLME ROBERTS & OWEN LLP APPEARS HERE]

                                July 28, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Key Production Company, Inc.
              Form S-8 Registration Statement
              1992 Stock Option Plan
              Stock Option Plan for Non-Employee Directors

Gentlemen:

         This firm has acted as counsel to Key Production Company, Inc. (the "Company"), in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the sale of an aggregate of 1,180,000 shares of the Company's common stock, $.25 par value (the "Common Stock"), which may be acquired through participation in the Company's 1992 Stock Option Plan and the Company's Stock Option Plan for Non-Employee Directors (the "Plans").

         We have examined the Company's Certificate of Incorporation and Bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

         The Common Stock, when sold and delivered as contemplated by the Plans and the registration statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.

                             Very truly yours,

                             HOLME ROBERTS & OWEN LLP


                             By: /s/ NICK NIMMO
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                                     Nick Nimmo, Partner